Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Third Quarter 2024 Results

Highlights

•Third quarter 2024 net loss of ($24.9) million, or ($0.21) per diluted share
•Quarterly adjusted EBITDA of $160.3 million

Clayton, MO, October 24, 2024 – Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2024. Third quarter 2024 reported net loss was ($24.9) million, or ($0.21) per diluted share, which compares to third quarter 2023 reported net income of $104.1 million, or $0.82 per diluted share. Third quarter 2024 adjusted EBITDA of $160.3 million excludes depreciation and amortization expense of $130.2 million and restructuring charges of $7.9 million. Third quarter 2023 adjusted EBITDA was $314.8 million. Sales in the third quarter 2024 were $1,589.5 million, compared to $1,671.4 million in the third quarter 2023.
Ken Lane, President, and Chief Executive Officer, said, "During the third quarter, our Olin team worked tirelessly to recover from the effects of Hurricane Beryl. However, despite the team’s hard work, persistent operating limitations related to the hurricane necessitated an additional outage, which we commenced in late September and successfully completed this month. This downtime added $9.4 million to the originally estimated third quarter Hurricane Beryl impact of $100 million and we anticipate a residual fourth quarter impact of approximately $25 million on our Chemicals businesses. Overall, Hurricane Beryl is expected to result in an approximately $135 million headwind in 2024. Our Freeport, Texas assets are now returning to normal operations. Excluding the Hurricane Beryl impact, our Chemicals businesses’ performance in the third quarter 2024 was slightly better than we anticipated.”
Lane continued, “Winchester’s third quarter results fell short of our expectations, due to weaker commercial ammunition sales, as our retail customers experienced lower sales and elevated channel inventories with slowing rates of replenishment. Winchester’s third quarter military shipments and project revenue increased 35% sequentially. We expect Winchester’s fourth quarter 2024 segment results to trend sequentially lower, as we enter the seasonally weakest quarter of commercial ammunition demand coupled with our retail customers continuing to reduce their elevated inventory levels.”
Commenting on the overall outlook, Lane continued, “We are encouraged to see global caustic soda demand continue to slowly improve albeit with seasonally lower demand expected during the fourth quarter. Excluding the Hurricane Beryl impact, we anticipate our Chemical businesses’ fourth quarter 2024 adjusted EBITDA to seasonally decline from third quarter 2024. Based on our current outlook, we expect Olin’s fourth quarter 2024 adjusted EBITDA to be in the range of $170 to $200 million. Olin remains disciplined in our value-focused commercial model and our capital allocation strategy, which continues to drive cash flows and enables our priority to return cash to shareholders.”
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the third quarter 2024 were $871.6 million, compared to $969.6 million in the third quarter 2023. Third quarter 2024 segment earnings were $45.3 million, compared to $172.3 million in the third quarter 2023. The third quarter included $76.7 million of additional costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with Hurricane Beryl. The remaining $50.3 million decrease in segment earnings was primarily due to lower pricing, primarily caustic soda. The third quarter 2023 segment results were negatively impacted by a maintenance turnaround and subsequent operating issues with the vinyl chloride monomer plant at the Freeport, Texas facility resulting in higher costs and reduced profit from lost sales. Chlor Alkali Products and Vinyls third quarter 2024 results included depreciation and amortization expense of $106.5 million compared to $107.6 million in the third quarter 2023.
EPOXY
Epoxy sales for the third quarter 2024 were $285.1 million, compared to $321.6 million in the third quarter 2023. The decrease in sales was primarily due to lower volumes, including the effect of lost sales from Hurricane Beryl. Third quarter 2024 segment loss was ($42.8) million, compared to segment loss of ($28.8) million in the third quarter 2023. The third quarter included $32.7 million of additional costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with Hurricane Beryl. The remaining $18.7 million increase in segment results was primarily due to lower raw material and operating costs. Epoxy third quarter 2024 results included depreciation and amortization expense of $13.7 million compared to $14.7 million in the third quarter 2023.
WINCHESTER
In fourth quarter 2023, Olin completed the acquisition of the White Flyer business, which was included in the Winchester segment. White Flyer designs, manufactures and sells recreational trap, skeet, international and sporting clay targets. Winchester sales for the third quarter 2024 were $432.8 million, compared to $380.2 million in the third quarter 2023. The increase in sales was primarily due to higher international military sales, military project revenue, and White Flyer sales, partially offset by lower commercial ammunition sales. Third quarter 2024 segment earnings were $53.4 million, compared to $64.5 million in the third quarter 2023. The $11.1 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and higher propellant costs, partially offset by White Flyer earnings and higher military shipments and military project revenue. Winchester third quarter 2024 results included depreciation and amortization expense of $8.5 million compared to $6.6 million in the third quarter 2023.
CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in the third quarter of 2024 increased $3.0 million compared to third quarter 2023 primarily due to higher stock-based compensation, including mark-to-market, and higher legal-related costs.
LIQUIDITY AND SHARE REPURCHASES
The cash balance on September 30, 2024, was $225.9 million. Olin ended the third quarter 2024 with net debt of approximately $2.7 billion and a net debt to adjusted EBITDA ratio of 3.0 times. On September 30, 2024, Olin had approximately $1.0 billion of available liquidity.
During third quarter 2024, approximately 1.0 million shares of common stock were repurchased at a cost of $45.4 million. On September 30, 2024, Olin had approximately $0.7 billion available under its share repurchase authorization.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss third quarter 2024 financial results at 9:00 a.m. Eastern time on Friday, October 25, 2024. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the third quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.
Visit www.olin.com for more information on Olin.
FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2023, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2024-15

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Sales	$1,589.5	$1,671.4	$4,868.8	$5,218.4
Operating Expenses:
Cost of Goods Sold	1,455.0	1,402.3	4,289.2	4,236.6
Selling and Administrative	111.7	90.9	308.2	303.9
Restructuring Charges(b)	7.9	11.9	23.0	92.0
Other Operating Income (Expense)(c)	0.6	(0.3)	0.8	27.2
Operating Income	15.5	166.0	249.2	613.1
Interest Expense	48.4	46.2	139.6	133.9
Interest Income	1.0	1.0	2.7	3.2
Non-operating Pension Income	6.7	5.9	19.4	17.0
Income (Loss) before Taxes	(25.2)	126.7	131.7	499.4
Income Tax Provision	—	22.2	36.8	96.2
Net (Loss) Income	(25.2)	104.5	94.9	403.2
Net (Loss) Income Attributable to Noncontrolling Interests	(0.3)	0.4	(3.0)	(4.1)
Net (Loss) Income Attributable to Olin Corporation	$(24.9)	$104.1	$97.9	$407.3
Net (Loss) Income Attributable to Olin Corporation Per Common Share:
Basic	$(0.21)	$0.84	$0.83	$3.19
Diluted	$(0.21)	$0.82	$0.81	$3.12
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	116.9	124.2	118.4	127.5
Average Common Shares Outstanding - Diluted	116.9	127.0	120.2	130.6

(a)Unaudited.
(b)Restructuring charges for the nine months ended September 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model, of which $17.7 million were non-cash impairment charges for equipment and facilities.
(c)Other operating income (expense) for the nine months ended September 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Sales:
Chlor Alkali Products and Vinyls	$871.6	$969.6	$2,676.5	$3,089.0
Epoxy	285.1	321.6	944.1	1,016.1
Winchester	432.8	380.2	1,248.2	1,113.3
Total Sales	$1,589.5	$1,671.4	$4,868.8	$5,218.4
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$45.3	$172.3	$221.2	$598.3
Epoxy	(42.8)	(28.8)	(57.6)	(7.9)
Winchester	53.4	64.5	195.9	190.2
Corporate/Other:
Environmental Expense	(7.2)	(6.9)	(19.4)	(23.1)
Other Corporate and Unallocated Costs	(25.9)	(22.9)	(68.7)	(79.6)
Restructuring Charges(b)	(7.9)	(11.9)	(23.0)	(92.0)
Other Operating Income (Expense)(c)	0.6	(0.3)	0.8	27.2
Interest Expense	(48.4)	(46.2)	(139.6)	(133.9)
Interest Income	1.0	1.0	2.7	3.2
Non-operating Pension Income	6.7	5.9	19.4	17.0
Income (Loss) before Taxes	$(25.2)	$126.7	$131.7	$499.4

(a)Unaudited.
(b)Restructuring charges for the nine months ended September 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model, of which $17.7 million were non-cash impairment charges for equipment and facilities.
(c)Other operating income (expense) for the nine months ended September 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2024	2023	2023
Assets:
Cash and Cash Equivalents	$225.9	$170.3	$158.3
Accounts Receivable, Net	863.2	874.7	894.2
Income Taxes Receivable	18.9	15.3	28.0
Inventories, Net	827.7	858.8	977.7
Other Current Assets	66.0	54.1	42.8
Total Current Assets	2,001.7	1,973.2	2,101.0
Property, Plant and Equipment (Less Accumulated Depreciation of $5,120.4, $4,826.4 and $4,724.6)	2,343.4	2,519.6	2,490.2
Operating Lease Assets, Net	309.3	344.7	331.0
Deferred Income Taxes	90.4	87.4	106.1
Other Assets	1,131.5	1,118.5	1,117.3
Intangibles, Net	218.3	245.8	248.6
Goodwill	1,423.7	1,424.0	1,421.0
Total Assets	$7,518.3	$7,713.2	$7,815.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$123.9	$78.8	$78.9
Accounts Payable	759.1	775.4	717.6
Income Taxes Payable	138.4	154.7	171.5
Current Operating Lease Liabilities	65.4	69.3	68.3
Accrued Liabilities	343.1	450.0	361.0
Total Current Liabilities	1,429.9	1,528.2	1,397.3
Long-term Debt	2,765.6	2,591.3	2,711.2
Operating Lease Liabilities	250.0	283.1	270.4
Accrued Pension Liability	202.6	225.8	212.7
Deferred Income Taxes	445.9	476.2	500.7
Other Liabilities	334.7	340.3	355.4
Total Liabilities	5,428.7	5,444.9	5,447.7
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 116.6, 120.2 and 122.5 Shares	116.6	120.2	122.5
Additional Paid-in Capital	—	24.8	130.1
Accumulated Other Comprehensive Loss	(466.2)	(496.3)	(480.3)
Retained Earnings	2,406.3	2,583.7	2,555.2
Olin Corporation’s Shareholders’ Equity	2,056.7	2,232.4	2,327.5
Noncontrolling Interests	32.9	35.9	40.0
Total Equity	2,089.6	2,268.3	2,367.5
Total Liabilities and Equity	$7,518.3	$7,713.2	$7,815.2

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2024	2023
Operating Activities:
Net Income	$94.9	$403.2
Depreciation and Amortization	388.9	404.9
Gains on Disposition of Property, Plant and Equipment	—	(27.0)
Stock-based Compensation	11.8	13.2
Write-off of Equipment and Facility included in Restructuring Charges	—	17.7
Deferred Income Taxes	(43.7)	(60.6)
Qualified Pension Plan Contributions	(0.9)	(1.6)
Qualified Pension Plan Income	(17.5)	(15.0)
Changes in Assets and Liabilities:
Receivables	5.1	28.4
Income Taxes Receivable/Payable	(21.5)	55.3
Inventories	32.8	(43.4)
Other Current Assets	2.1	9.8
Accounts Payable and Accrued Liabilities	(77.2)	(222.7)
Other Assets	(24.9)	(27.2)
Other Noncurrent Liabilities	6.2	29.5
Other Operating Activities	5.4	(6.8)
Net Operating Activities	361.5	557.7
Investing Activities:
Capital Expenditures	(144.1)	(173.0)
Payments under Other Long-term Supply Contracts	(58.6)	(46.2)
Proceeds from Disposition of Property, Plant and Equipment	—	28.8
Other Investing Activities	(4.3)	(3.6)
Net Investing Activities	(207.0)	(194.0)
Financing Activities:
Long-term Debt Borrowings, Net	216.7	206.6
Common Stock Repurchased and Retired	(256.8)	(595.1)
Stock Options Exercised	22.6	22.3
Employee Taxes Paid for Share-based Payment Arrangements	(10.5)	—
Dividends Paid	(70.9)	(76.6)
Contributions Received from Noncontrolling Interests	—	44.1
Net Financing Activities	(98.9)	(398.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(0.7)
Net Increase (Decrease) in Cash and Cash Equivalents	55.6	(35.7)
Cash and Cash Equivalents, Beginning of Year	170.3	194.0
Cash and Cash Equivalents, End of Period	$225.9	$158.3

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024		2023
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(25.2)	$104.5	$94.9		$403.2
Add Back:
Interest Expense	48.4	46.2	139.6		133.9
Interest Income	(1.0)	(1.0)	(2.7)		(3.2)
Income Tax Provision	—	22.2	36.8		96.2
Depreciation and Amortization	130.2	131.0	388.9		404.9
EBITDA	152.4	302.9	657.5		1,035.0
Add Back:
Restructuring Charges	7.9	11.9	23.0	23.0	92.0
Certain Non-recurring Items(b)	—	—	—		(27.0)
Adjusted EBITDA	$160.3	$314.8	$680.5		$1,100.0

(a)Unaudited.
(b)Certain non-recurring items for the nine months ended September 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	September 30,	December 31,	September 30,
(In millions)	2024	2023	2023
Current Installments of Long-term Debt	$123.9	$78.8	$78.9
Long-term Debt	2,765.6	2,591.3	2,711.2
Total Debt	2,889.5	2,670.1	2,790.1
Less: Cash and Cash Equivalents	(225.9)	(170.3)	(158.3)
Net Debt	$2,663.6	$2,499.8	$2,631.8

Trailing Twelve Months Adjusted EBITDA(b)	$890.6	$1,310.1	$1,541.8

Net Debt to Adjusted EBITDA	3.0	1.9	1.7

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of September 30, 2024 is calculated as the nine months ended September 30, 2024 plus the year ended December 31, 2023 less the nine months ended September 30, 2023. Trailing Twelve Months Adjusted EBITDA as of September 30, 2023 is calculated as the nine months ended September 30, 2023 plus the year ended December 31, 2022 less the nine months ended September 30, 2022.